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                                                                    EXHIBIT 10.2

                             CONTRIBUTION AGREEMENT

                                     DATED

                               NOVEMBER 4, 1999

                                  BY AND AMONG

                       PATHNET TELECOMMUNICATIONS, INC.,

                                 PATHNET, INC.

                                      AND

                           COLONIAL PIPELINE COMPANY
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                             CONTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of November 4, 1999 (the "Agreement Date"), by and among PATHNET TELECOMMUNICATIONS, INC., a Delaware corporation (the "Company"), PATHNET, INC., a Delaware corporation ("Pathnet"), and COLONIAL PIPELINE COMPANY, a Delaware and Virginia corporation ("Colonial");

                              W I T N E S S E T H:

         WHEREAS, Colonial has right-of-way interests in certain pipeline corridors covering the eastern United States; and

         WHEREAS, the Company intends to construct, install, operate and maintain fiber optic telecommunications transmission systems and certain appurtenant equipment and structures on certain Colonial pipeline corridors; and

         WHEREAS, Colonial intends, subject to the terms and conditions hereof, to contribute to the Company certain property interests in the form of the right to own and/or lease certain property interests on the terms and conditions set forth in the Master Right of Way Lease Agreement (as defined below) and the Fiber Optic Access and Purchase Agreement (as defined below), in exchange for certain Series D Shares (as defined below); and

         WHEREAS, Colonial intends, subject to the terms and conditions hereof, to purchase from the Company, and the Company intends to issue and sell to Colonial, certain Series E Shares (as defined below); and

         WHEREAS, the Company intends to grant Colonial an option to purchase additional Series E Shares subject to the terms and conditions set forth in the Option Agreement (as defined below); and

         WHEREAS, Colonial and the other Contributors (as defined below) intend that the transfers of their respective property interests to the Company in exchange for shares of the Company will assist the Company and its subsidiaries in conducting future operations in an efficient manner; and

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                 Section 1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "12 1/4% Senior Notes" shall mean those certain senior notes due 2008 issued by Pathnet pursuant to the terms of the 1998 Indenture.

         "1998 Indenture" shall mean that certain Indenture, dated as of April 8, 1998, by Pathnet to the Bank of New York, as Trustee, in respect of $350,000,000 in aggregate principal amount of 12 1/4% Senior Notes.





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         "Additional Cash Consideration" shall have the meaning set forth in
Section 2B.

         "Affiliate" of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity. The term "control" for this purpose shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity. Control shall be exclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests in an entity.

         "Agreement" shall mean this Contribution Agreement, as amended, supplemented or restated from time to time in accordance with its terms.

         "Agreement Date" shall have the meaning set forth in the preamble to this Agreement.

         "Chicago/Denver Completion Date" shall mean the date on which the Company has substantially completed construction of the Company's fiber optic conduit project build from Chicago to Denver which date shall be specified in a written Notice of Completion to be delivered by the Company to Colonial. For purposes of this Agreement, "substantially completed" shall mean that Pathnet has installed a continuous segment of conduits and fiber optic strands that is capable of carrying telecommunications signals from Joliet, Illinois, to Aurora, Colorado.

         "Colonial" shall have the meaning set forth in the preamble to this Agreement.

         "Common Stock" shall mean Common Stock of the Company, par value $0.01 per share.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Assets" shall mean substantially all of the assets of the Company and its Subsidiaries (including, but not limited to, all contractual, real and personal property rights) as of the date of the Initial Closing and all future assets acquired by the Company or its Subsidiaries after the Initial Closing.

         "Contributors" shall mean the parties to this Agreement and the Related Contribution Agreements (as defined below), other than the Company and Pathnet.

         "Disclosure Letter" means the disclosure letter of the Company to Colonial, of even date herewith.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "FCC" shall mean the Federal Communications Commission and any governmental body or agency succeeding to the functions thereof.





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         "FCC Consents" means the consents of the FCC, to the extent required under the Federal Communications Act and the regulations thereunder in order to effect the transactions contemplated by this Agreement and the Related Contribution Agreements, to the assignment or transfer of control of all FCC licenses and authorizations of the Company and the Subsidiaries, or, in lieu thereof, special temporary authority to operate under such licenses and authorizations following such assignment or transfer of control; exclusive, however, of any FCC licenses or authorizations that may be surrendered or forfeited to the FCC and that are not material to the operation of Pathnet's existing networks.

         "Fiber Optic Access and Purchase Agreement" means the Fiber Optic Access and Purchase Agreement entered into between Colonial and the Company or its Subsidiary, substantially in the form attached hereto as Exhibit B.

         "Final Closing" shall have the meaning set forth in Section 6A(iii).

         "Final Closing Date" shall have the meaning set forth in Section
6A(iii).

         "Governing Documents" means, with respect to (i) a limited partnership, such limited partnership's certificate of limited partnership and the agreement of limited partnership, and any amendments or modifications of any of the foregoing; (ii) a corporation, such corporation's articles or certificate of incorporation, by-laws and any applicable authorizing resolutions, and any amendments or modifications of any of the foregoing; (iii) a limited liability company, such limited liability company's articles or certificate of organization or formation and operating agreement or agreement of limited liability company, and any amendments or modifications of any of the foregoing; and (iv) a trust, such trust's declaration of trust, articles supplementary and by-laws and any amendments or modifications of any of the foregoing.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification under Section 8.

         "Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obliged to provide indemnification under Section 8.

         "Initial Closing" shall have the meaning set forth in Section 6A(i).

         "Initial Closing Date" shall have the meaning set forth in Section
6A(i).

         "Interim Closing" shall have the meaning set forth in Section 6A(ii).

         "Interim Closing Date" shall have the meaning set forth in Section 6A(ii).

         "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.





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         "Latest Balance Sheet" shall have the meaning set forth in Section 4G.

         "Licenses" means federal, state, local and foreign franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits issued or granted by governmental authorities.

         "Loss" or "Losses" means any and all loss, cost, claim, damage, liability, or expense (including attorneys' fees).

         "Master Right of Way Lease Agreement" means the Master Right of Way Lease Agreement substantially in the form attached hereto as Exhibit A.

         "Material Adverse Effect" means a material adverse effect upon the assets, liabilities, prospects, financial condition or business operations of, in the case of the Company, the Company and its Subsidiaries, taken as a whole, and in the case of Colonial, upon Colonial and its affiliates and subsidiaries, taken as a whole.

         "Option Agreement" means the Option Agreement substantially in the form attached hereto as Exhibit E.

         "Pathnet" shall have the meaning set forth in the preamble to this Agreement.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company and a governmental entity or any department, agency or political subdivision thereof.

         "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         "Qualified Public Offering" shall mean the closing of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock to the public (i) in which the proceeds received by the Company, net of underwriting discounts and commissions, equal or exceed $75,000,000; (ii) immediately prior to the consummation of which the Company is valued (based on the per-share price paid in such public offering, but without regard to any proceeds to be received by the Company in connection with such public offering) at greater than $600,000,000; and (iii) in which the Company uses a nationally recognized underwriter acceptable to the Board of Directors.





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         "Related Contribution Agreements" shall have the meaning set forth in
Section 3A(v).

         "SEC" shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

         "Senior Noteholder Consent" shall mean each and all consents, waivers, amendments and other action of the holders of the 12 1/4% Senior Notes of Pathnet in respect of the transactions contemplated herein (and in the Related Contribution Agreements, all to be closed in connection herewith) that are, in the reasonable opinion of the Company and its counsel, required to have been obtained or completed to permit Pathnet to complete such transactions pursuant to the terms of the 1998 Indenture.

         "Senior Noteholder Consent Date" shall mean that date on which the Senior Noteholder Consent shall have been obtained.

         "Series D Shares" shall mean the Series D Convertible Preferred Stock of the Company, as the terms of such Series D Shares are set forth in the Certificate of Incorporation of the Company attached as Exhibit C hereto.

         "Series E Shares" shall mean the Series E Convertible Preferred Stock of the Company, as the terms of such Series E Shares are set forth in the Certificate of Incorporation of the Company attached as Exhibit C hereto.

         "Shares" shall mean the Series D Shares and the Series E Shares to be issued pursuant to the terms of this Agreement.

         "Stockholders Agreement" shall mean a Stockholders Agreement substantially in the form of Exhibit D hereto.

         "Subsidiary" means Pathnet and (i) any other corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries, (ii) any partnership, joint venture or similar entity of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the capital interest or profits interest, or (iii) any trust, association or other unincorporated organization of which or in which such Person, such Person and one or more of its Subsidiaries, or one or more Subsidiaries of such Person directly or indirectly own more than 50% of the beneficial interest.

         "Tax Authority" shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof,





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or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

         "Tax Return" shall mean any return, amended return, estimated return, information return and statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax.

         "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority.

         "Treasury Regulations" means the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

                 Section 2        Contributions by Colonial.

                 2A.      Contributions at the Initial Closing.  At the Initial
Closing:

         i. Colonial shall assign, transfer, convey and contribute to the Company certain property interests in designated portions of rights-of-way currently used by Colonial, in accordance with the terms of the Master Right of Way Lease Agreement, and in consideration for the execution by Colonial of such Master Right of Way Lease Agreement, the Company shall issue and sell to Colonial 1,684,115 Series D Shares; and

         ii. Colonial shall pay to the Company the sum of THIRTY-EIGHT MILLION DOLLARS ($38,000,000) and in consideration therefor the Company shall (i) issue and sell to Colonial 1,729,631 Series E Shares.

                 2B.      Contributions at Subsequent Closings.  At the Final
Closing:

         i. Colonial shall pay to the Company the sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the "Additional Cash Consideration"), and in consideration therefor the Company shall issue and sell to Colonial 1,137,915 Series E Shares; provided, however, that:

                 (a) Colonial shall have the right, but not the obligation, to accelerate all or any part of its obligation to pay the Additional Cash Consideration by paying such Additional Cash Consideration in an installment of not less than FIVE MILLION DOLLARS ($5,000,000) at an Interim Closing;

                 (b) if Colonial exercises its right to accelerate the payment of the Additional Cash Consideration in an installment of less than the aggregate Additional Cash Consideration, then Series E Shares will be issued to Colonial at such Interim Closing in a separate





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         tranche, and the number of shares in such tranche shall be equal to the quotient of the amount of such installment payment received from Colonial divided by $25 million, multiplied by 1,137,915, and

                 (c) the Additional Cash Consideration due and payable by Colonial at the Final Closing shall be reduced by the aggregate amount of any installment payment made to the Company at an Interim Closing, and the number of Series E Shares to be issued and sold by the Company at the Final Closing shall be reduced by the aggregate number of Series E Shares issued and sold to Colonial at such Interim Closing.

         ii. The provisions of Section 2B(i) notwithstanding, the obligation and right of Colonial to purchase Series E Shares at the Final Closing or at any Interim Closing shall terminate on the fifteenth day after the filing by the Company of a registration statement with the SEC for a Qualified Public Offering.

                 Section 3        Conditions to Closings

                 3A.      Conditions Precedent of the Company at the Initial
Closing. The Company's obligations under this Agreement to issue the Shares and otherwise consummate the transactions contemplated herein in respect of the Initial Closing are subject to the satisfaction (or waiver in writing by the Company) of the following conditions on or before the Initial Closing Date:

         i. No Injunction. No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated herein shall be in effect or pending.

         ii. Governmental Consents. The Company and Colonial shall have made all filings required under the HSR Act for the transactions contemplated hereby and the applicable waiting period under the HSR Act shall have elapsed without any second request by the Department of Justice or Federal Trade Commission with respect to such filings. The Company shall have obtained all FCC Consents.

         iii. Accuracy of the Representations and Warranties. The representations and warranties of Colonial contained in this Agreement shall be true and correct in all material respects on the date hereof and, except for representations and warranties made with respect to a specified date, at and as of the Initial Closing Date.

         iv. Performance of Agreement. Colonial shall have performed or complied with, in all material respects, all of its respective agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Initial Closing, including, without limitation, delivery of the contribution described in Section 2A.

         v. Contributions of Other Parties. At or contemporaneously with the Initial Closing, the Company shall also be closing, as part of the same overall plan of contribution, upon (a) a Contribution Agreement with the holders of at least 90% of the outstanding preferred stock of Pathnet, (b) the Contribution Agreement between the Company and





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         CSX Transportation, Inc., (c) the Contribution Agreement between the
         Company and The Burlington Northern and Santa Fe Railway Company, and
         (d) one or more Contribution Agreements with certain holders of shares of the outstanding common stock of Pathnet, such agreements in substantially the form previously provided to Colonial (the "Related Contribution Agreements"), such that immediately after the Closing, the Company will own stock of Pathnet constituting control within the meaning of IRC Section 368(c).

         vi. Senior Noteholder Consent. The Senior Noteholder Consent shall have been obtained and not revoked.

         vii. Delivery of Closing Documents. The Company shall have received the other closing documents specified in Section 6C.

                 3B.      Conditions Precedent of Colonial at the Initial
Closing. Colonial's obligations under this Agreement to deliver the contributions described in Section 2A and otherwise consummate the transactions contemplated herein in respect of the Initial Closing are subject to the satisfaction (or waiver in writing by Colonial) of the following conditions on or before the Initial Closing Date:

         i. No Injunction. No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated herein shall be in effect or pending.

         ii. Governmental Consents. The Company and Colonial shall have made all filings required under the HSR Act for the transactions contemplated hereby, and the applicable waiting period under the HSR Act shall have elapsed without any second request by the Department of Justice or Federal Trade Commission with respect to such filings. The Company shall have obtained all FCC Consents.

         iii. Accuracy of the Representations and Warranties. The representations and warranties of the Company and Pathnet contained in this Agreement shall be true and correct in all material respects on the date hereof and, except for representations and warranties made with respect to a specified date, at and as of the Initial Closing Date.

         iv. Performance of Agreement. Each of the Company and Pathnet shall have performed or complied with, in all material respects, all of its respective agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Initial Closing, including, without limitation, issuance of the Shares by the Company described in Section 2A.

         v. Contributions of Other Parties. At or contemporaneously with the Initial Closing, as part of the same overall plan of contribution, the Company shall also be closing upon the Related Contribution Agreements, such that immediately after the Closing, the Company will own stock of Pathnet constituting control within the meaning of IRC
         Section 368(c).

         vi. Material Adverse Change. Between the Agreement Date and the Initial Closing Date, there shall not have occurred any event or series of related events which,





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         individually or in the aggregate, have caused or could reasonably be anticipated to cause a Material Adverse Effect.

         vii. Senior Noteholder Consent. The Senior Noteholder Consent shall have been obtained and not revoked.

         viii. Delivery of Closing Documents. Colonial shall have received the closing documents specified in Section 6B.

                 3C.      Conditions Precedent of the Company at the Interim
Closing and Final Closing. The Company's obligations under this Agreement to issue additional Series E Shares and otherwise consummate the transactions contemplated herein in respect of any Interim Closing and the Final Closing are subject to the satisfaction (or waiver in writing by the Company) of the following conditions on or before the Interim Closing Date or the Final Closing Date, as the case may be:

         i. No Injunction. No temporary restraining order or preliminary or permanent injunction or any court or administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated herein shall be in effect.

         ii. Accuracy of the Representations and Warranties. The representations and warranties of Colonial set forth in Section 5 shall be true and correct in all material respects at and as of the Interim Closing Date or the Final Closing Date, as the case may be (except for representations and warranties made with respect to a specified date).

         iii. Performance of Agreement. Colonial shall have performed, in all material respects, all of its respective agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Interim Closing Date or the Final Closing Date, as the case may be, including, without limitation, delivery of the contribution described in Section 2B.

         iv. No Qualified Public Offering. There shall not have occurred a Qualified Public Offering of the Company, or, if such Qualified Public Offering shall have occurred, Colonial shall have exercised, by notification in writing to the Company on or before the fifteenth day after the Company shall have filed a registration statement with the SEC in respect of such Qualified Public Offering, its right to accelerate payment of the Additional Cash Consideration as provided herein.

         v. Delivery of Closing Documents. The Company shall received the closing documents specified in Section 6E.

                 3D.      Conditions Precedent of Colonial at the Interim
Closing and Final Closing. Colonial's obligations under this Agreement to deliver the contributions described in Section 2B and otherwise consummate the transactions contemplated herein in respect of any Interim Closing or the Final Closing are subject to the satisfaction (or waiver in writing by Colonial) of the following conditions on or before the Interim Closing Date or the Final Closing Date, as the case may be:





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         i.      No Injunction. No temporary restraining order or preliminary or permanent injunction or any court or administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated herein shall be in effect.

         ii. Accuracy of the Representations and Warranties. The representations and warranties of the Company set forth in Sections 4A, 4B, 4E, 4F, 4G, 4P and 4Y shall be true and correct in all material respects at and as of the Interim Closing Date or the Final Closing Date, as the case may be (except for representations and warranties made with respect to a specified date).

         iii. Completion of Chicago to Denver Fiber Build. The Chicago/Denver Completion Date shall have occurred.

         iv. Initial Closing. The Initial Closing shall have been completed.

         v. Performance of Agreement. Each of the Company and Pathnet shall have performed, in all material respects, all of its respective agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Interim Closing Date or the Final Closing Date, as the case may be, including, without limitation, issuance of the Shares described in Section 2B.

         vi. Material Adverse Change. Except as effected pursuant to business plans or other actions approved by the Board of Directors of the Company subsequent to the Closing Date, since the date of the Latest Balance Sheet there has been no event or occurrence that has had a Material Adverse Effect.

         vii. Delivery of Closing Documents. Colonial shall have received the closing documents specified in Section 6D.

                 Section 4 Representations and Warranties of the Company and Pathnet. Each of the Company and Pathnet represents and warrants to Colonial (i) with respect to each of the following provisions of this Section 4, at and as of the Agreement Date and (except for those made with reference to a specific date) again at and as of the Initial Closing Date, and (ii) with respect to Sections 4A, 4B, 4E, 4F, 4G, 4H, 4O, 4P, 4T and 4Y (except for those made with reference to a specific date) again at and as of any Interim Closing Date and the Final Closing Date:

                 4A.      Organization and Corporate Power.  The Company is
duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material Licenses necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's Governing Documents which have been furnished to Colonial reflect all amendments made thereto at any time prior to the Agreement Date and are correct and complete.





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                 4B.      Authorization.  Each of the Company and Pathnet has
all necessary corporate power and has been duly authorized by all necessary and appropriate action to enter into this Agreement and the Master Right of Way Lease Agreement and to consummate the transactions contemplated herein and therein. The officers of the Company and Pathnet executing this Agreement on behalf of such corporations have been duly authorized by all necessary and appropriate corporate action. This Agreement is, and when executed and delivered the Master Right of Way Lease Agreement will be, a valid and binding obligation of each of the Company and Pathnet, enforceable against it in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

                 4C.      Capital Stock and Related Matters.

         i. As of the Agreement Date, no shares of capital stock of the Company are issued and outstanding.

         ii. As of the Agreement Date, the authorized capital stock of Pathnet consists of (a) 10,000,000 shares of preferred stock (of which zero (0) shares are issued and outstanding); (b) 1,000,000 shares of Series A Convertible Preferred Stock (all of which are issued and outstanding); (c) 1,651,046 shares of Series B Convertible Preferred Stock (all of which are issued and outstanding); (d) 2,819,549 shares of Series C Convertible Preferred Stock (all of which are issued and outstanding); and (e) 60,000,000 shares of Common Stock (of which 2,977,593 are issued and outstanding).

         iii. As of the Initial Closing and immediately thereafter (assuming that the Company has completed the closing under each of the Related Contribution Agreements and under similar contribution agreements with the holders of common stock of Pathnet) the authorized capital stock of the Company will consist of (a) 39,620,860 shares of preferred stock, of which 2,899,999 shares are designated as Series A Convertible Preferred Stock (all of which will be issued and outstanding), 4,788,030 shares are designated as Series B Convertible Preferred Stock (all of which will be issued and outstanding), 8,176,686 shares are designated as Series C Convertible Preferred Stock (all of which will be issued and outstanding), 9,250,000 shares will be designated as Series D Convertible Preferred Stock (of which 8,511,607 will be issued and outstanding, allocated among the holders thereof as set forth in Section 4C of the Disclosure Letter), and 4,506,145 shares of Series E Convertible Preferred Stock (of which 1,729,631 will be issued and outstanding) (collectively, the "Preferred Stock"), and (b) 60,000,000 shares of Common Stock, of which 2,977,593 shares will be issued and outstanding and 30,000,000 shares will be reserved for issuance upon conversion of the Preferred Stock. As of the Initial Closing, neither the Company nor any Subsidiary will have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except for the Preferred Stock and except as set forth in Section 4C of the Disclosure Letter. Section 4C of the Disclosure Letter accurately sets forth the following with respect to all outstanding options and rights to acquire the Company's and Pathnet's capital stock: the holder, the number of shares covered, the exercise price and the expiration date. As of the Initial Closing, neither the Company nor any Subsidiary will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on the Section 4C of the Disclosure Letter. As of the Initial Closing and immediately thereafter, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

         iv. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, including the sale of the Shares pursuant to this Agreement. There are no agreements between the Company's stockholders or between Pathnet's stockholders with respect to the voting or transfer of the Company's or Pathnet's capital stock or with respect to any other aspect of the Company's or Pathnet's affairs, except as set forth in Section 4C of the Disclosure Letter.

                 4D.      Subsidiaries, Investments.  Section 4D of the
Disclosure Letter correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all material Licenses necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted, and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except for any jurisdiction with respect to which the failure to qualify would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Subsidiary free and clear of any lien, charge or encumbrance except as disclosed in Section 4D of the Disclosure Letter. The copies of each Subsidiary's Governing Documents which have been furnished to Colonial reflect all amendments made thereto at any time prior to the Agreement
Date and are correct and complete.   Except as set forth in Section 4D of the
Disclosure Letter, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

                 4E.      No Breach.  Neither the execution and delivery of
this Agreement nor the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions hereof (a) conflict with or will result in a breach of, default under, or triggering of any rights against the Company or any Subsidiary under any terms, conditions or provisions of (i) the Governing Documents of the Company or any Subsidiary,
(ii) the 1998 Indenture, or (iii) any agreement with shareholders, or any other agreement, contract, indenture, mortgage, deed, easement, order, judgment, decree, arbitration award, statute, regulation or instrument to which the Company or any Subsidiary is a party or by which the assets of the Company or any Subsidiary are bound, in each case except as to matters that would not be reasonably expected to have a Material Adverse Effect or affect the ability of the Company or Pathnet to consummate the transactions contemplated herein, or
(b) constitutes or will constitute a violation or default under, or create a right to terminate, any of the foregoing, except as to matters that would not be reasonably expected to have a Material Adverse Effect or affect the ability of the Company or Pathnet to consummate the transactions contemplated herein; provided that the foregoing qualifier shall not apply to any document specified in clause (i) or (ii) above. Except as set forth in Section 4E of the Disclosure Letter, no consent or approval, authorization, order, registration or qualification of any governmental entity or any other Person is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company.

                 4F.      Shares.  The issuance or delivery of the Shares
hereunder are not subject to any preemptive right of any Person or to any contractual right of first refusal or other right in favor of any Person. Upon delivery of the contributions described in Section 2 to the Company, the Shares will be validly issued, fully paid and non-assessable.

                 4G.      Financial Statements.  The Company has heretofore
delivered to Colonial the following financial statements:

         i. the audited consolidated balance sheets of Pathnet as of December 31 for each of 1996, 1997 and 1998, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended; and

         ii. the unaudited consolidated balance sheet of Pathnet as of September 30, 1999 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) and, once delivered, any subsequent quarterly or annual financial statement delivered by the Company to Colonial prior to the Initial Closing Date, is accurate and complete in all material respects, consistent with the books and records of the Company and Pathnet (which, in turn, are accurate and complete in all material respects), and has been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly presents the consolidated financial condition of the Company and Pathnet, as the case may be, as of the dates thereof and the consolidated results of operations and cash flows of the Company and Pathnet for the period shown therein, except that the financial statements in item ii above are subject to the absence of footnotes and to normal year-end audit adjustments. As of the Agreement Date, the Company has not engaged in any business, owns no assets and has incurred no liabilities, other than legal and filing fees in connection with its incorporation and organization, and has not issued any capital stock.

                 4H.      Absence of Undisclosed Liabilities.  Except as set
forth in Section 4H of the Disclosure Letter, the Company and its Subsidiaries do not, and upon consummation of the transactions contemplated herein, will not, have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any Subsidiary, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Initial Closing, or any action or inaction at or prior to the Initial Closing, or any state of facts existing at or prior to the Initial Closing other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, legal claim or lawsuit), (iii) liabilities and obligations under contracts to which the

Company or Pathnet is then a party that arise or are related to periods after the date of the Latest Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, legal claim or lawsuit), and (iv) other liabilities and obligations disclosed in the Disclosure Letter.

                 4I.      No Material Adverse Change.  Except as set forth in
Section 4I of the Disclosure Letter, since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, business, liabilities, operations, business prospects, employee relations or customer or supplier relations of the Company and its Subsidiaries taken as a whole.

                 4J.      Absence of Certain Developments.

         i. Except as expressly contemplated by this Agreement or as set forth in Section 4J of the Disclosure Letter, since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has:

                 (a) issued any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities;

                 (b) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                 (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

                 (d) declared or made any payment or distribution of cash or other property to its stockholders with respect to its stock or purchased or redeemed any shares of its stock or any warrants, options or other rights to acquire its stock;

                 (e) mortgaged or pledged any of its properties or assets or subjected them to any lien, security interest, charge or other encumbrance, except liens for current property taxes not yet due and payable;

                 (f) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims, except in the ordinary course of business;

                 (g) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person, other than pursuant to a license arrangement or agreement made in the ordinary course of business or pursuant to a non-disclosure arrangement or agreement made in the ordinary course of business or in connection with the negotiations under this Agreement, the Related Contribution Agreements, and the other agreements entered into pursuant hereto and thereto;

                 (h) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                 (i) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $100,000 in the aggregate;

                 (j) made any capital expenditures or commitments therefor that aggregate in excess of $5,000,000;

                 (k) made any charitable contributions or pledges in excess of $100,000 in the aggregate;

                 (l) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000 not covered by insurance; or

                 (m) entered into any other transaction other than in the ordinary course of business.

         ii. No officer, director, employee or agent of the Company or any of its Subsidiaries has been or is authorized to make or receive, and the Company does not know of any such person making or receiving, any bribe, kickback or other illegal payment related to the Company or its Subsidiaries or the conduct of their business.

                 4K.      Assets.  Except as set forth in Section 4K of the
Disclosure Letter, the Company and each Subsidiary have, and upon consummation of the transactions contemplated herein, will have, good and marketable title to, or a valid leasehold interest, license, or right of way in, the properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all liens, security interests, charges and encumbrances, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for liens disclosed on the Latest Balance Sheet (including any notes thereto) and liens for current property taxes not yet due and payable; provided, however, that neither the Company nor Pathnet makes any representation or warranty as to the underlying title of any property interest in which it holds a leasehold interest, license, or right of way, or as to the effect upon the assets of the Company of any defect in any such title. Except as described in Section 4K of the Disclosure Letter, the Company's and each Subsidiary's buildings, equipment and other tangible assets are, in all material respects, in good operating condition, taking into account normal wear and tear, and fit for use in the ordinary course of business.

                 4L.      Tax Matters.  Except as set forth in Section 4L of
the Disclosure Letter: the Company and each Subsidiary have filed all material Tax Returns that they are required to file; all such Tax Returns are complete and correct in all material respects, and no such tax returns contain a disclosure statement under IRC Section 6662; the Company and each Subsidiary have paid all Taxes shown on such Tax Returns and have withheld and paid over all material Taxes that they are obligated to withhold and pay over from amounts paid or owing to any employee, stockholder, creditor or other third party; neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; the accrual for current taxes on the Latest

Balance Sheet would be adequate to pay all of Pathnet's current Tax liabilities as of the Latest Balance Sheet; and no foreign, federal, state or local Tax audits are pending or being conducted with respect to the Company or any Subsidiary and no notice indicating an intent to open an audit or other review has been received by the Company or any Subsidiary from any foreign, federal, state or local Taxing Authority. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the IRC. Neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation or indemnification agreement to which any Person other than the Company or one or more of its Subsidiaries is a party.

                 4M.      Contracts and Commitments.

         i. Except as expressly contemplated by this Agreement or as set forth in Section 4M of the Disclosure Letter, as of the Initial Closing, neither the Company nor any Subsidiary is a party to any written or oral:

                 (a) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 or contract relating to loans to officers, directors or affiliates, or any contract with any labor union, or any severance agreement;

                 (b) contract under which the Company or any Subsidiary has loaned any other Person amounts in the aggregate exceeding $100,000;

                 (c) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company or any of its Subsidiaries,

                 (d) guarantee of any obligation in excess of $500,000 (other than a guarantee by the Company of a wholly-owned Subsidiary's debts or a guarantee by a Subsidiary of the Company's debts or another Subsidiary's debts, or in respect of any construction performance bond, letter of credit, surety bond, or other guarantee or liability in respect of any construction project undertaken by or on behalf of the Company in connection with the development of its network);

                 (e) lease or agreement under which the Company or any Subsidiary is a lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual cash rental payments do not exceed $250,000;

                 (f) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any Subsidiary;

                 (g) contract or group of related contracts with the same party or group of affiliated parties the performance of which requires the Company or any Subsidiary to pay consideration in excess of $5,000,000;

                 (h) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any patent, trademark, trade name, copyright, know-how, trade secret or confidential information), other than software license agreements entered into in the ordinary course of business;

                 (i) warranty agreement with respect to its services rendered or its products sold or leased, other than the pass-through of manufacturers' warranties;

                 (j) agreement under which it has granted any Person any registration rights (including piggyback rights);

                 (k) contract, agreement or other arrangement with any officer, director, employee or Affiliate, or any Affiliate of any officer, director or employee;

                 (l) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other generally applicable employee benefit plan or arrangement;

                 (m) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                 (n)      contract or agreement with any investment bank.

         ii.     All of the contracts, agreements and instruments set forth in
         Section 4M of the Disclosure Letter are valid, binding and enforceable against the Company or the Subsidiary that is a party thereto in accordance with their respective terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, and except for any invalidity, lack of binding nature or inability to enforce that would not be reasonably expected to have a Material Adverse Effect. The Company and each Subsidiary have performed all obligations required to be performed by them under, and are not in default under or in breach of nor in receipt of any claim of default or breach under, any contract, agreement or instrument to which the Company or any Subsidiary is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any contract, agreement or instrument to which the Company or any Subsidiary is subject; neither the Company nor any Subsidiary has any present expectation or intention of not fully performing all such obligations; and neither the Company nor any Subsidiary has knowledge of any breach or anticipated breach by the other parties to any contract or commitment to which it is a party; except in each case to the extent that any such event would not be reasonably expected to have a Material Adverse Effect.

         iii. Colonial has been supplied with a true and correct copy of each of the written contracts and an accurate description of the oral contracts which are referred to in Section 4M of the Disclosure Letter, together with all amendments, waivers or other changes thereto.

                 4N.      Proprietary Rights.  Section 4N of the Disclosure
Letter contains a complete and accurate list of (i) all patented and registered Proprietary Rights currently owned by the Company or any Subsidiary, (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by the Company or any Subsidiary, (iii) all unregistered trade names and corporate names owned or used by the Company and its Subsidiaries and (iv) all unregistered trademarks, service marks and copyrights and computer software which are used by the Company and its Subsidiaries and necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. Section 4N of the Disclosure Letter also contains a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any Proprietary Rights. Except as set forth in
Section 4N of the Disclosure Letter, the Company or one of its Subsidiaries owns or has the right to use pursuant to a valid license all Proprietary Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. Except as set forth in Section 4N of the Disclosure Letter, the loss or expiration of any Proprietary Right or related group of Proprietary Rights would not have a Material Adverse Effect, and no such loss or expiration is, to the best of the Company's and Pathnet's knowledge, threatened, pending or reasonably foreseeable. Except as indicated in Section 4N of the Disclosure Letter, (i) the Company and its Subsidiaries own all right, title, and interest in and to all of the Proprietary Rights listed on such schedule and all other Proprietary Rights material to the operation of the businesses of the Company and its Subsidiaries, (ii) there have been no claims made against the Company or any Subsidiary asserting the invalidity, misuse or unenforceability of any of such rights, and, to the Company's and Pathnet's knowledge, there are no grounds for the same, (iii) neither the Company nor any Subsidiary has received a notice of conflict with the asserted rights of others within the last five years, and (iv) to the Company's and Pathnet's knowledge, the conduct of the Company's and each Subsidiary's business has not infringed or misappropriated any Proprietary Rights of other Persons, nor would any future conduct as presently contemplated infringe any Proprietary Rights of other Persons and, to the Company's and Pathnet's knowledge, the Proprietary Rights owned by the Company or any Subsidiary have not been infringed or misappropriated by other Persons.

                 4O.      Litigation, etc.  Except as set forth in Section 4O
of the Disclosure Letter, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company's and Pathnet's knowledge, threatened against or affecting the Company or any Subsidiary (or to the best of the Company's and Pathnet's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Company or any of its Subsidiaries with respect to their businesses or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitations, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any Subsidiary is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company's and Pathnet's knowledge, any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit); and, to the Company's and Pathnet's knowledge, there is no basis for any of the foregoing. Neither the Company nor any Subsidiary is subject to any judgment, order or decree of any court or other governmental agency. Neither the Company nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which is, in the opinion of such counsel, reasonably likely to have a Material Adverse Effect on its business.

                 4P.      Brokerage.  There are no claims for brokerage
commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary.

                 4Q.      Insurance.  Section 4Q of the Disclosure Letter
contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses, and each such policy is in full force and effect and the Company has no reason to believe such policies will not remain in full force and effect upon the consummation of the transactions contemplated hereby. Neither the Company nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it.

                 4R.      Employees.  The Company and each Subsidiary have
complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. To the knowledge of the Company and Pathnet, neither the Company nor any Subsidiary is the subject of any pending union organization activities, or any pending, threatened or actual strikes, work stoppages or material grievances. Neither the Company nor Pathnet is aware that any officer or key employee of the Company or any Subsidiary or any group of employees of the Company or any Subsidiary has any plans to terminate employment with the Company or any Subsidiary. Neither the Company, its Subsidiaries nor, to the best of the Company's and Pathnet's knowledge after due inquiry, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company or any of its Subsidiaries except for agreements between the Company and its present and former employees.

                 4S.      ERISA.  For purposes of this Section 4S, the term
"Company" includes Pathnet and its Subsidiaries and all organizations under common control with the Company pursuant to Section 414(b) or (c) of the IRC. Except as set forth in Section 4S of the Disclosure Letter:

                 (a) Multiemployer Plans. The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                 (b) Retiree Welfare Plans. The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law).

                 (c) Defined Benefit Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

                 (d) Defined Contribution Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

                 (e) Other Plans. The Company does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

                 4T.      Compliance with Laws.  Except as set forth in Section
4T of the Disclosure Letter, neither the Company nor any Subsidiary has violated any law or any governmental regulation or requirement which violation would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received notice of any such violation. To the knowledge of the Company and Pathnet, neither the Company nor any Subsidiary is required under any applicable federal, state or local environmental law or regulation as currently in effect to remediate any environmental condition or to pay any fine or penalty with respect thereto.

                 4U.      Affiliated Transactions.  Except as set forth in
Section 4U of the Disclosure Letter, no officer, director, shareholder or Affiliate of the Company or any Subsidiary or any individual related by blood or marriage to any such Person or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary.

                 4V.      Licenses.  Except for (i) licenses set forth in
Section 4V of the Disclosure Letter and (ii) state or local permits necessary for the construction, maintenance and ownership of fiber optic cable, there are no Licenses necessary for the Company or its Subsidiaries to conduct the businesses as currently conducted. All Licenses set forth in Section 4V of the Disclosure Letter are in full force and effect and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Licenses. Section 4V of the Disclosure letter sets forth all consents required from the FCC with respect to the consummation of the transactions contemplated in this Agreement and the Related Contribution Agreements.

                 4W.      Reports with the SEC.  The Company has furnished or
made available to Colonial complete and accurate copies of Pathnet's annual report on Form 10-K for its most recent fiscal year, all other reports or documents required to be filed by Pathnet pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the filing of the most recent annual report on Form 10-K, and all correspondence with the SEC since August 1998. Such filed reports do not, as of the date hereof, contain any material false statements or any misstatement of any material fact and do not omit to state any fact necessary to make the statements set forth therein not misleading. Pathnet has made all filings with the SEC which it is required to make, and Pathnet has not received any request from the SEC to file any amendment or supplement to any of the reports described in this Section 4W.

                 4X.      Transfers of Contributed Properties.  There is no
plan or intention by the Company to dispose of any of the contributed properties described in Section 2 or Section 3A(v), except that the Company is contemplating (i) a transfer of certain contributed properties to Pathnet or another Subsidiary in a transaction that will qualify as a tax-free transfer pursuant to IRC Section 351, and (ii) the conversion of certain preferred stock of Pathnet into common stock of Pathnet.

                 4Y.      No Intention to Redeem.  There is no current plan or
intention on behalf of the Company to redeem or otherwise reacquire any of the Shares issued pursuant to the transactions described in Sections 2 and 3A(v) hereof.

                 4Z.      Disclosure.  Neither this Agreement nor the
Disclosure Letter, nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the other parties hereto by or on behalf of the Company or any Subsidiary with respect to the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

                 4AA.     Year 2000 Compliance.  The Company and Pathnet have
taken all reasonable steps to ensure that they are Year 2000 Compliant, as that term is defined below, and there are no foreseeable expenses or other liabilities associated with the process of becoming Year 2000 Compliant except for or with respect to any noncompliance or any expenses or liabilities that would not be reasonably expected to have a Material Adverse Effect on the Company or Pathnet. "Year 2000 Compliant" means that such hardware or software produced, used, or provided by the Company or material contractors or vendors, including, but not limited to, microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and non-computer equipment (the "Computer Systems") will:

                 (a) process date data from at least the years 1900 through 2001 without error or interruption;

                 (b) maintain functionality with respect to the introduction processing, or output of records containing dates falling on or after January 1, 2000; and

                 (c) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such Computer Systems in the course of conducting the business of the Company.

Except as noted on the Disclosure Schedule, there are no software, hardware, or other devices containing or using electronic components reasonably necessary to the performance of the business and operations of the Company that to the knowledge of the Company are not Year 2000 Compliant.

                 Section 5        Representations and Warranties of Colonial.
Colonial represents and warrants to the Company and Pathnet with respect to each of the following at and as of the Agreement Date and (except for those made with reference to a specific date) again at and as of the Initial Closing Date, each Interim Closing Date and the Final Closing Date:

                 5A.      Organization and Corporate Power.  Colonial is duly
organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate corporate action to enter into this Agreement and the Master Right of Way Lease Agreement and to consummate the transactions contemplated herein and therein. The officer of Colonial executing this Agreement on behalf of Colonial has been duly authorized by all necessary and appropriate corporate action. This Agreement is, and when executed and delivered the Master Right of Way Lease Agreement will be, a valid and binding obligation of Colonial, enforceable against it in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

                 5B.      Authorization; No Breach.  Neither the execution and
delivery of this Agreement or the Master Right of Way Lease Agreement nor the consummation of the transactions contemplated hereby and thereby nor the fulfillment of or compliance with the terms and conditions hereof and thereof
(a) conflicts with or will result in a breach of any of the terms, conditions or provisions of (i) the Governing Documents of Colonial or (ii) any agreement, contract, indenture, mortgage, deed, easement, order, judgment, decree, arbitration award, statute, regulation or instrument to which Colonial is a party or by which it or its assets are bound, except as to matters that would not reasonably be expected to have a Material Adverse Effect on Colonial or materially affect the ability of Colonial to consummate the transactions contemplated herein or (b) constitutes or will constitute a violation or default or create a right of termination under any of the foregoing, except as to matters that would not reasonably be expected to have a Material Adverse Effect on Colonial or materially affect the ability of Colonial to consummate the transactions contemplated herein. No consent or approval, authorization, order, regulation or qualification of any governmental entity or any other Person is required for the execution and delivery of this Agreement and the Master Right of Way Lease Agreement and the consummation of the transactions contemplated hereby and thereby.

                 5C.      Investment Representations.  Colonial acknowledges
that the Shares have not been and will not be registered or qualified under the Securities Act or any state securities laws and are offered in reliance upon an exemption from registration under Regulation D of the Securities Act and similar state law exceptions. The Shares to be received by Colonial hereunder will be held by such corporation for investment purposes only for its own account, and not with a view to or for sale in connection with any distribution of the Shares, and Colonial acknowledges that the Shares cannot be sold or otherwise disposed of unless they are subsequently registered under the Securities Act or pursuant to an exemption therefrom; and the Shares may not be sold, assigned or otherwise transferred except in compliance with the Stockholders Agreement. Colonial hereby acknowledges receipt of a copy of the Stockholders Agreement and represents that it has reviewed and understands the provisions thereof which have a bearing on the representations made in this
Section 5C.

                 5D.      Accredited Investor.  Colonial is an "accredited
investor" within the meaning of Regulation D under the Securities Act and has the knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Shares and is able to bear the economic risk of such ownership and understands that an investment in Shares involves substantial risks.

                 5E.      Availability of Information.  There has been made
available to Colonial and its advisors the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the investment in the Shares, and to obtain the financial information with respect to the Company's assets, the Stockholders Agreement, and any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information given to Colonial, or to otherwise make an informed investment decision, that Colonial has had an opportunity to consult with counsel and other advisors about the investment in the Shares, and that all material document, records and books pertaining to such investment have, on request, been made available to Colonial and its advisors.

                 5F.      No General Solicitation.  Neither Colonial nor any of
its advisors is aware of or has engaged in any form of general solicitation or advertising with respect to sales of the Shares, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; and
(ii) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

                 5G.      Litigation.  There is no action, suit, proceeding or
investigation pending or, to Colonial's knowledge, threatened against Colonial that questions the validity of this Agreement or the ability of Colonial to consummate the transactions contemplated hereby.

                 5H.      Brokerage.  There are no claims for brokerage
commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Colonial, other than with respect to The Breckenridge Group, Inc., for which Colonial shall bear the full responsibility for paying compensation.

                 5I.      Disclosure.  Neither this Agreement nor any of the
schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the other parties hereto by or on behalf of Colonial with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

                 5J.      No Intention to Transfer Shares.  Colonial has no
intention or plan, formally or informally, on the date hereof, to transfer any of the Shares received by Colonial pursuant to this Agreement.

                 Section 6        Closings.

                 6A.      Closing Dates.  The closings of the transactions
contemplated by this Agreement shall take place at the offices of Covington & Burling, in Washington, D.C., or at such other place as shall be mutually agreed upon by the parties, on the following dates:

         i. Initial Closing. The Company shall notify Colonial of the occurrence of the Senior Noteholder Consent Date within one business day after such date. The closing of the transactions contemplated by
         Section 2A (the "Initial Closing") shall take place at the offices of Covington & Burling, in Washington, D.C., or at such other place as shall be mutually agreed upon by the parties, on the date which is five business days following the Senior Noteholder Consent Date (or, in the event that any other conditions to the obligations of any party to close as provided hereunder shall not have been met at such date, then on the date which is three (3) business days following the date on which such conditions shall have been satisfied or waived by the party whose obligations are so conditioned) or at such other date and time as to which the parties may agree (the "Initial Closing Date"). The Initial Closing shall be effective immediately prior to the close of business on the Initial Closing Date.

         ii.     Interim Closing.  If Colonial exercises its right pursuant to
         Section 2B(i)(a) to pay all or a part of the Additional Cash Consideration in an installment and to receive Series E Shares in tranches, the closing of any such installment transaction (an "Interim Closing") shall take place at 10:00 a.m. on the date specified (the "Interim Closing Date") in an irrevocable Notice of Acceleration to be delivered by Colonial to the Company not less than thirty (30) days prior to the date so specified, or on such later date as the conditions to the Company's obligation to close such installment transaction shall have been satisfied or waived; provided, however, that in the event that the Company files a registration statement for a Qualified Public Offering, Colonial may deliver the Notice of Acceleration up to and including the 15th day after the filing of such registration statement.

         iii. Final Closing. Except as provided in Sections 2B(ii), the closing of the transactions contemplated by Section 2B (the "Final Closing") shall take place at 10:00 a.m. on the date which is ten (10) business days following the delivery of written notice from the Company to Colonial certifying that the Chicago/Denver Completion Date has occurred (or, in the event that any other conditions to the obligations of the any party to close as provided hereunder shall not have been met at such date, then on the date which is three (3) business days following the date on which such conditions shall have been satisfied or waived by the party whose obligations are so conditioned), or at such other date and time as to which the parties may agree (the "Final Closing Date").

                 6B.      Deliveries by the Company at the Initial Closing.  At
the Initial Closing, the Company and Pathnet shall deliver the following documents:

         i. The Master Right of Way Lease Agreement and the Fiber Optic Access and Purchase Agreement duly executed and delivered by the Company or a Subsidiary, as appropriate;

         ii. A certificate of the President of each of Pathnet and the Company, each certifying that its representations and warranties are true in all material respects as of the Initial Closing Date and that it has performed or complied, in all material respects, with all of its respective agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Initial Closing;

         iii. A certified copy of resolutions of the Board of Directors of the Company, authorizing the execution and delivery of this Agreement and the performance of the obligations of the Company hereunder;

         iv. A certified copy of resolutions of the Board of Directors of Pathnet, authorizing the execution and delivery of this Agreement and the performance of the obligations of Pathnet hereunder;

         v. An opinion of Counsel to the Company and Pathnet substantially in the form set forth on Exhibit F;

         vi. The Stockholders Agreement duly executed and delivered by the Company and each other stockholder of the Company (other than any one or more stockholders beneficially owning, in the aggregate, not more than one percent of the outstanding capital stock of the Company);

         vii. The Option Agreement duly executed and delivered by the Company;

         viii.   Certificates representing the Shares to be issued to Colonial;
         and

         ix. All third party and governmental consents necessary or appropriate to consummate the transactions contemplated herein, including, without limitation, the FCC Consents; and

         x. Those other closing documents required to be executed by it or as may otherwise be reasonably necessary or appropriate to consummate the transactions contemplated herein.

                 6C.      Deliveries by Colonial at the Initial Closing. At the
Initial Closing, Colonial shall deliver the following documents:

         i. The Master Right of Way Lease Agreement and the Fiber Optic Access and Purchase Agreement duly executed and delivered by Colonial;

         ii. The Stockholders Agreement duly executed and delivered by Colonial;

         iii.    The Option Agreement, duly executed and delivered by Colonial;

         iv. An opinion of Counsel to Colonial substantially in the form set forth on Exhibit G;

         v. A certificate of Colonial certifying that the representations and warranties of such corporation contained in this Agreement are true and correct as of the Initial Closing Date and that it has performed, in all material respects, all of its respective agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Initial Closing;

         vi. A certified copy of resolutions of the Board of Directors of Colonial authorizing the execution and delivery by Colonial of this Agreement and the performance of the obligations of Colonial hereunder;

         vii. All third party and governmental consents necessary or appropriate to consummate the transactions contemplated herein; and

         viii. Those other closing documents required to be executed by it or as may otherwise be reasonably necessary or appropriate to consummate the transactions contemplated herein.

                 6D.      Deliveries by the Company at the Interim Closing and
the Final Closing. At any Interim Closing and at the Final Closing, as the case may be, the Company shall deliver the following documents:

         i. A certificate of the President of the Company certifying that its representations and warranties set forth in Sections 4A, 4B, 4F, 4G, 4P and 4Y are true in all material respects, and that its representations as warranties set forth in Sections 4E, 4H, 4O and 4T, as modified by the Disclosure Letter in accordance with Section 7K are true in all material respects, as of the Interim Closing Date or the Final Closing Date, as the case may be, and that it has performed, in all material respects, all of its agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Interim Closing or the Final Closing, as the case may be;

         ii.     A certificate representing the Shares to be issued to Colonial;
         and

         iii. Those other closing documents required to be executed by it or as may otherwise be reasonably necessary or appropriate to consummate the transactions contemplated herein.

                 6E.      Deliveries by Colonial at the Interim Closings and
the Final Closing. At any Interim Closing and at the Final Closing, as the case may be, Colonial shall deliver the following documents:

         i. A certificate of Colonial certifying that the representations and warranties of the Colonial set forth in Section 5 are true and correct as of the Interim Closing Date or the Final Closing Date, as the case may be, and that it has performed, in all material respects, all of its agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Interim Closing or the Final Closing, as the case may be; and

         ii. Those other closing documents required to be executed by it or as may otherwise be reasonably necessary or appropriate to consummate the transactions contemplated herein.

                 Section 7        Covenants.

                 7A.      Implementing Agreement.  Subject to the terms and
conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

                 7B.      HSR Act Filings.  Each of the Company, Pathnet and
Colonial shall use reasonable efforts to prepare and, as soon as practicable after the Agreement Date, file with the Federal Trade Commission and the Antitrust Division of the Department of Justice any materials and information required to be filed with or provided pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Each of the Company, Pathnet and Colonial shall promptly supply any additional information which may be required or requested of it in connection with the HSR Act filings.

                 7C.      FCC Filings.  Each of the Company and Pathnet shall
use reasonable best efforts to prepare and, as soon as practicable after the Agreement Date, file with the Federal Communications Commission any applications necessary to obtain the FCC Consents.

                 7D.      Access to Information.  At all times before the
Initial Closing Date, each of the Company and Pathnet shall provide Colonial and its employees, managers, contractors, consultants, agents and representatives, with reasonable access to those properties, files, books, records and other materials relating to the Company and the Subsidiaries and their business and the right to examine and inspect such materials as Colonial may deem appropriate (and make copies of the same), subject to the terms of the existing Non-Disclosure Agreement between the Company and Colonial.

                 7E.      Preservation of Business.  From the Agreement Date
until the Initial Closing Date, the Company and Pathnet shall cause the Company and the Subsidiaries to be operated only in the ordinary and usual course of business and consistent with past practice, shall preserve intact assets of the Company and the Subsidiaries, preserve the good will and advantageous relationships of the Company and the Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operations of its business, shall perform its material obligations under all contracts and shall not permit any action or omission which would cause any of the representations or warranties of the Company or Pathnet contained herein to become inaccurate or any of the covenants of the Company or Pathnet to be breached. Without any limitation on the foregoing, the Company and Pathnet agree that, from the Agreement Date until the Initial Closing Date, except as otherwise consented to or approved by Colonial in writing and except as otherwise required by this Agreement:

         i. The Company and Pathnet shall use, and cause the Subsidiaries to use, reasonable best efforts to continue to solicit new business and to offer the Company's services and facilities in the ordinary course of business subject to obligations imposed by this Agreement.

         ii. Neither the Company nor any Subsidiary shall (i) enter into an agreement for the transfer, lease (as lessor), license, guarantee, sale, mortgage, pledge, disposition of or encumbrance of any assets or the incurrence or modification of any indebtedness or other liability other than in the ordinary course of business and consistent with past practice; or

         (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned subsidiaries).

         iii. Neither the Company nor any Subsidiary shall (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
         (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

         iv. Neither the Company nor any Subsidiary shall issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities.

         v.      The Company shall not amend its Governing Documents.

         vi. Neither the Company not any Subsidiary shall acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

         vii. Neither the Company nor any Subsidiary shall sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its material assets, other than the sale of inventory in the ordinary course of business.

                 7F.      Consents and Approvals.  The Company and Pathnet
shall use their best efforts to obtain all consents, approvals, certificates and other documents required in connection with its performance under this Agreement and the consummation of the transactions contemplated hereby. The Company and Pathnet shall make all filings, applications, statements and reports to all governmental authorities and other Persons which are required to be made by either of them prior to the Initial Closing Date by or on behalf of the Company or Pathnet or any of their Affiliates pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

                 7G.      Maintenance of Insurance.  The Company and Pathnet
shall continue to carry and cause the Subsidiaries to carry its and their existing insurance through the Initial Closing Date and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

                 7H.      Representations and Warranties, Supplemental
Information. From time to time prior to the Initial Closing, each party shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the Agreement Date would have been required to be disclosed to the other or which would render inaccurate any of the representations, warranties or statements set forth herein. No information provided to either party pursuant to this Section 7H shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

                 7I.      No Actions Inconsistent with Master Right of Way
Lease Agreement. From the Agreement Date until the Initial Closing Date, Colonial shall not grant, or enter into any agreement to grant, any right of way, access, or easement that would be inconsistent with the rights to be granted to the Company under the Master Right of Way Lease Agreement, or that relate to Rail Corridors (as defined in the Master Right of Way Lease Agreement).

                 7J.      Tax Free Transfers.  The parties intend that the
contribution of properties by Colonial and the other contributing Persons described in Section 3A(v) in respect of the Initial Closing will be part of a single integrated transaction in which no gain or loss will be recognized to the Company or Colonial upon the issuance and receipt of the Shares pursuant to IRC Section 351 and, in the case of Persons who contribute Pathnet stock to the Company, the contributions will qualify as a tax-free reorganization pursuant to IRC Section 368(a)(1)(B), and the parties agree that they will prepare and file their Federal and state income tax returns in a manner consistent with such characterization. Further, Colonial agrees to provide to the Company a statement setting forth the amount of Colonial's tax basis in the property contributed by Colonial so that the Company can determine its tax basis in the property in accordance with IRC Section 362. Colonial agrees to file the information required by Treasury Regulation Section 1.351-3 for its Federal income tax return for the taxable year of the contribution, and the Company agrees to furnish to Colonial information necessary to enable Colonial to comply with the information reporting requirements of Treasury Regulation
Section 1.351-3. The Company agrees that it will exercise reasonable care not to take any action that would cause the transactions contemplated hereby not to qualify as tax-free pursuant to IRC Section 351. The Company has no present intention or plan to transfer all or substantially all (within the meaning of IRC Section 368(a)(1)(C)) of the assets of Pathnet to the Company. The Company has no present intention or plan to issue additional shares of the Company (other than the shares proposed to be issued in the transactions contemplated by Sections 2 and 3A(v) hereof), or rights to acquire additional shares, for consideration other than cash or property, if the result would be that the Contributors would fail to have "control" of the Company within the meaning of IRC Section 368(c).

                 7K.      Disclosure Letter Prior to Initial Closing.  The
Company shall supplement or amend the Disclosure Letter as follows:

         i. From time to time prior to the Initial Closing, the Company shall supplement or amend the Disclosure Letter except with respect to information contained therein that relates to a representation and warranty explicitly made in this Agreement with respect to a specific date. No such supplement or amendment shall affect any rights (including indemnification rights and rights with respect to conditions to closing) that Colonial may have with respect to any errors, inaccuracies or omissions in the Disclosure Letter delivered upon the execution of this Agreement, or with respect to any material change from the information set forth in the Disclosure Letter, other than updates of matters arising in the ordinary course of the Company and Pathnet's businesses.

         ii. From time to time after the Initial Closing and prior to the Final Closing, the Company shall supplement or amend Sections 4E, 4H, 4O and 4T of the Disclosure

         Letter. No such supplement or amendment shall affect any rights (including indemnification rights and rights with respect to conditions to closing) that Colonial may have with respect to any errors, inaccuracies or omissions in the Disclosure Letter, or any supplements or amendments thereto, delivered prior to the Initial Closing. In addition, to the extent that such supplements or disclosures reveal a Material Adverse Effect as contemplated by
         Section 3D(vi) which has arisen since the Initial Closing, such supplement or amendment shall not affect Colonial's right to refuse to close as contemplated by Section 3D(vi).

                 7L.      Notices.  The Company hereby agrees to provide
Colonial with not less than fifteen (15) days' prior written notice of the:

         i. The Company's filing of a registration statement with the SEC for a Qualified Public Offering; and

         ii.     the Chicago/Denver Completion Date.

                 7M.      Stock Options.  In conjunction with or promptly after
the Initial Closing, the Company shall issue, in exchange for any Pathnet stock options theretofore issued by Pathnet under its stock option plans, stock options with respect to the Common Stock of the Company, with the same terms and conditions except that the options will be exercisable for common stock of the Company.

                 Section 8        Indemnification.

                 8A.      Indemnification by the Company. Subject to the terms,
conditions and limitations of this Section 8, the Company and Pathnet jointly and severally shall indemnify Colonial and its Affiliates and their respective officers, directors, trustees, employees, agents and representatives (the "Colonial Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith):

         i. any breach of any representation or warranty made by the Company or Pathnet in this Agreement or the Option Agreement; or

         ii. any breach of or failure by the Company or Pathnet to perform any covenant or obligation of the Company or Pathnet to Colonial or its Affiliates under this Agreement or the Option Agreement.

         No knowledge before the Closing Date by any Colonial Indemnified Party of any such breach or inaccuracy shall constitute a waiver of any claim hereunder.

                 8B.      Indemnification by Colonial.  Subject to the terms,
conditions and limitations of this Section 8, Colonial shall indemnify the Company, Pathnet and their Affiliates and their respective officers, directors, trustees, employees, agents and representatives (the "Company Indemnified Parties") against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following (in each case so long as notice of a claim for indemnification is made in good faith):

         i. any breach of any representation or warranty made by Colonial in this Agreement or the Option Agreement; or

         ii. any breach of or failure by Colonial to perform any covenant or obligation of Colonial to Pathnet or the Company under this Agreement or the Option Agreement.

         No knowledge before the Initial Closing by any Company Indemnified Party of any such breach or inaccuracy shall constitute a waiver of any claim hereunder.

                 8C.      Claims.  As soon as is reasonably practicable after
becoming aware of a claim for indemnification under this Agreement the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount the Indemnified Person believes it is entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Section 8, except to the extent (if any) that the Indemnifying Person shall have been materially prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. Any claim under this Section 8 must be made on or prior to the end of the survival period set forth in Section 9E. No claim may be made against an Indemnifying Person under this Section 8 until the aggregate amount of all such claims equals at least $2.5 million, at which time the Indemnifying Person shall be liable for all claims including the initial $2.5 million in claims.

                 8D.      Assumption of Defense.  The Indemnifying Person may,
at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 8A or 8B for all Losses arising out of such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                 8E.      Settlement or Compromise.  Any settlement or
compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 8D shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent, which consent will not be unreasonably withheld or delayed. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

                 8F.      Failure of Indemnifying Person to Act.  In the event
that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

                 8G.      No Set-Off.  The indemnification obligations of the
parties hereunder shall be limited as set forth herein and no party shall be entitled to set-off such indemnification obligations or any other amounts against any amounts owed to such party by any other party.

                 Section 9        Miscellaneous.

                 9A.      Transfer and Similar Taxes.  Except as provided in
Section 9.1(l) of the Master Right of Way Lease Agreement, all sales, use, stock, stamp, transfer, registration or similar taxes or duties, if any, resulting from the transfer by Colonial of property described in Section 2 hereof shall be paid one-half by the Company and one-half by Colonial. All HSR Act filing fees required be made in order to effect the issue of the Shares contemplated hereby, shall be paid one-half by the Company and one-half by Colonial. All FCC and other governmental filing fees, other than in connection with the HSR Act filing fees, required to be made in order to effect the transactions contemplated hereby shall be paid by the Company.

                 9B.      Complete Agreement.  This Agreement (including the
Exhibits hereto and the Disclosure Letter) represents the entire agreement between Colonial, Pathnet and the Company covering everything agreed upon or understood in this transaction and all other prior agreements, written or oral are merged into this Agreement. There are no oral promises,





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




conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof in effect between the parties.

                 9C.      Authorized Signatories.  The persons executing this
Agreement for and on behalf of Colonial, Pathnet and the Company each represent that they have the requisite authority to bind the entities on whose behalf they are signing.

                 9D.      Termination.  In the event that for any reason the
Initial Closing does not occur on or before the 150th day after the date of this Agreement, then any party, if not then in breach of its obligations under this Agreement, may terminate this Agreement by giving written notice thereof to the other party; provided, however, that no such termination shall relieve either party of liability for any breach of its obligations hereunder prior to such termination.

                 9E.      Survival of Representations and Warranties.
Regardless of any investigation made by any party or on its behalf, all representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of three years, provided, however, that any representation or warranty that is subject to a written claim under Section 8A that is received by the Indemnifying Party prior to the expiration of such three-year period shall continue to survive, and the representations and warranties made pursuant to Sections 4L, 4Y and 7J shall survive until the expiration of the applicable statute of limitations.

                 9F.      Successors and Assigns.  This Agreement may not be
assigned by either party without the written consent of the other party. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                 9G.      Knowledge.  As used in this Agreement, the terms
"knowledge" or "aware" with respect to the Company and Pathnet shall mean the actual knowledge or awareness of any one or more of Richard Jalkut, William Smedberg, Michael Lubin, James Craig, Joe Mastrogiorgio and Robert Rouse, and such terms with respect to Colonial shall mean the actual knowledge or awareness of any one or more of David Lemmon, William Scott, Kalin Jones, Josh Akan and David Doudna.

                 9H.       Severability.  Whenever possible, each provision of
this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 9I.      Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                 9J.      Descriptive Headings: Interpretation.  The
descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement.

The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                 9K.      Governing Law.  This Agreement shall be governed by
the laws of the State of Delaware.

                 9L.      Amendment.  No change or addition shall be made to
this Agreement except by a written agreement executed by Colonial, Pathnet and the Company.

                 9M.      Notices.  All notices, demands or other
communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereto at the address indicated below:

If to Colonial:

Colonial Pipeline Company
945 East Paces Ferry Road, NE
Atlanta, GA 30326-1125
Attn:  General Counsel
Fax:  404-841-2315

With a copy to (which shall not constitute notice):

Arnall Golden & Gregory, LLP
Suite 2800
1201 W. Peachtree Street
Atlanta, GA  30309-3450
Attn:  Donald I. Hackney, Jr., Esq.
Fax:  404-873-8639

If to the Company to:

Pathnet Telecommunications, Inc.
1015 31st Street, N.W.
Washington, D.C.  20007
Attn:  General Counsel
Fax:  202-625-7369

With a copy (which shall not constitute notice) to:
Covington & Burling
1201 Pennsylvania Ave., N.W.
P.O. Box 7566
Washington, D.C.  20044
Attn:  Bruce S. Wilson, Esq.

Fax:  202-662-6291

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                     [End of text; signature page follows]

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                       PATHNET TELECOMMUNICATIONS, INC.



                                       BY  /s/ RICHARD A. JALKUT
                                          ------------------------------

                                       ITS PRESIDENT AND CEO
                                          ------------------------------

                                       PATHNET, INC.



                                       BY  /s/ RICHARD A. JALKUT
                                          ------------------------------

                                       ITS PRESIDENT AND CEO
                                          ------------------------------

                                       COLONIAL PIPELINE COMPANY



                                       BY  /s/ D. L. LEMMON
                                          ------------------------------

                                       ITS PRESIDENT AND CEO
                                          ------------------------------





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